Exhibit 99.1

Media contact:

Chris Bona

Head of Communications

312.292.5052

mediainfo@ryerson.com

RYERSON APPOINTS EDWARD J. LEHNER, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

(Chicago – May 8, 2015) – Ryerson Holding Corporation (NYSE: RYI), a leading processor and distributor of metals, today announced that its Board of Directors has appointed Edward J. Lehner as the Company’s President and Chief Executive Officer, effective June 1, 2015. He will succeed Michael C. Arnold who will retire at the end of the month.

Edward Lehner, 49, has served as the Company’s Executive Vice President and Chief Financial Officer since 2012. In this role he has been responsible for leading several functions including Finance & Accounting, Supply Chain, Corporate Development and Information Technology.

“The Board conducted an extensive internal and external search to find the right candidate to lead the business forward,” said Philip E. Norment, a member of Ryerson’s Board of Directors who led the CEO search process. “Eddie‘s proven leadership in the metals industry and his excellent knowledge of our business make him ideally suited to leading Ryerson’s future success,” added Mr. Norment.

“Our Board of Directors would like to thank Mike Arnold for his leadership and vision over the past four years helping to guide the transformation of our business, and we wish him the very best in retirement,” Mr. Norment added.

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Prior to joining Ryerson, Mr. Lehner was The Chief Financial Officer and Chief Administrative Officer of PSC Metals, Inc., a diversified metals company and a Founder, Executive Vice President and Chief Financial Officer of SeverCorr, LLC. His career also includes several senior financial and general management roles for Nucor, Birmingham Steel, Inc., and Laurel Steel. Mr. Lehner’s career began in 1989 with Deloitte Touche Tohmatsu Ltd. in the audit, tax and IT practice in Cincinnati, Ohio. Mr. Lehner serves on the board of directors of Modumetal. He is a member of the Financial Executives International (FEI). He holds a bachelor of arts degree in Accounting from the University of Cincinnati and is also a Certified Public Accountant.

Lehner said, “I have been proud to be a part of the Ryerson story for the past three years, and look forward to continuing to work with the Ryerson Board of Directors, leadership team and my colleagues to build on the solid foundation Mike developed. The next leg of our transformation demands that we advance our work to deliver results with great energy, passion, intelligence and skill that further Ryerson’s purpose as an indispensable partner to our customers’ success, an excellent place to work and an engine for creating shareholder value.”

About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Mexico, Canada, China and Brazil. The company serves a variety of industries, including customers making products or equipment for construction, packaging, oil and gas and truck trailers. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 3,600 employees in more than 100 locations.

Visit Ryerson at www.ryerson.com

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